Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to the Registration Statement on Form S-4 of Green China Resources Inc. of our report dated March 1, 2008, except for Note 13, which is as of October 22, 2008, of our audit of the financial statements of Shine Media Acquisition Corp. (a Delaware corporation) as of December 31, 2007 and the related statement of income, stockholders’ equity and cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) to December 31, 2007 and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
December 15, 2008